Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 9, 2014

Securities and Exchange Commission

Re: Prime Global Capital Group Incorporated

Dear Commissioners:

We have read the statements that we understand Prime Global Capital Group Incorporated will include under the section entitled “Changes in Our Independent Registered Public Accounting Firm; Fees” in the Schedule 14A Information to the Proxy Statement it will file.

We hereby consent to the incorporation in this Proxy Statement on Schedule 14A relating to the Definitive Proxy Statement of Prime Global Capital Group Incorporated and Subsidiaries and to all references to our firm included in this Proxy Statement.

Certified Public Accountants

Denver, Colorado